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                                                                    Exhibit 23.6

                   CONSENT OF MARSHALL & STEVENS INCORPORATED

We hereby consent to the reference to Marshall & Stevens Incorporated relative to the value of the embedded derivative in PCA's Series A redeemable convertible preferred stock in the prospectus which forms a part of this Registration Statement on Form S-4 by PCA LLC, PCA Finance Corp. and the other registrants. In giving such consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                      Very truly yours,

                                      /s/ MARSHALL & STEVENS INCORPORATED

                                      MARSHALL & STEVENS INCORPORATED


Des Plaines, Illinois
August 23, 2002